As filed with the Securities and Exchange Commission on February 23, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.
(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	11-3707493
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

399 Park Avenue, 18th Floor
New York, New York 10022
Telephone: (212) 547-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Lieberman, Esq.
General Counsel and Assistant Secretary
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Telephone: (212) 547-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert W. Downes, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000

          Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
          Large accelerated filer ☐           Accelerated filer ☒           Non-accelerated filer ☐           Smaller reporting company ☐
          (do not check if a
 smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	14,279,846 (1)	$5.45 (2)	$77,825,161	$8,919

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c), the offering price is computed on the basis of the average high and low prices of the common stock, as reported by the New York Stock Exchange on February 22, 2012.

PROSPECTUS

Dividend Reinvestment Plan

          We are pleased to offer you the opportunity to participate in the NorthStar Realty Finance Corp. Dividend Reinvestment Plan, or as amended, the Plan. The Plan provides our stockholders with an easy and economical way to designate all or a portion of the cash dividends on their shares of our common stock for reinvestment in additional shares of our common stock, subject to a minimum reinvestment percentage of 10%. The Plan has been amended to remove the direct stock purchase component.

          This prospectus relates to 14,279,846 shares of our common stock, par value $.01 per share, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol NRF. On February 22, 2012, the closing price of our common stock was $5.46 per share.

          Key features of the Plan are that you can:

●	Automatically reinvest all or a portion of your cash dividends, subject to a minimum reinvestment percentage of 10%, in additional shares of our common stock;

●	Transfer your shares easily; and

●	Own and transfer your shares without holding or delivering physical certificates.

          To ensure that we continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no stockholder may own more than 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of our common stock, unless our Board of Directors waives this limitation. See the discussion in Question 26 below for more information.

          Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, American Stock Transfer & Trust Company LLC, or AST, toll free at (866) 668-8560, 24 hours a day, seven days a week. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 8:00 P.M. Eastern time (except holidays).

          Investing in our common stock involves risks. You should carefully consider the risks discussed in this prospectus, including, without limitation, in Questions 36 and 37 below, and in our filings with the Securities and Exchange Commission before enrolling in the Plan.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2012.

IMPORTANT NOTICE ABOUT THIS PROSPECTUS

          Please read this prospectus carefully. If you own shares now or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records since it contains important information about the Plan.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

CERTAIN TERMS

          Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the Company” or similar references means NorthStar Realty Finance Corp. and its subsidiaries and all references to “NorthStar” means NorthStar Realty Finance Corp. but not its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we have filed with the SEC at the SEC’s Public Reference Room at the following address:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

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          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

          In addition, we make available on our website at www.nrfc.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on our website, available by hyperlink from our website or on the SEC’s website, is not incorporated into this prospectus.

INCORPORATION OF INFORMATION
WE FILE WITH THE SEC

          The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC as described below. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K:

●	our Annual Report on Form 10-K for the year ended December 31, 2011;

●	our Current Reports on Form 8-K filed on May 5, 2011 (other than information “furnished” but not “filed”) and July 7, 2011;

●	our definitive Proxy Statement on Schedule 14A filed on April 22, 2011; and

●	the description of NorthStar’s common stock contained in our registration statement on Form 8-A filed on October 25, 2004, as it may be amended from time-to-time.

          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

NorthStar Realty Finance Corp.
Attention: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600

          We are also incorporating by reference any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, in each case except to the extent that all or any portion of such filing is “furnished” rather than “filed” by NorthStar with the SEC for purposes of Section 18 of the Exchange Act or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the address above.

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SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference contain certain forward-looking statements, which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our business, financial condition, operations and future prospects and that could cause our actual results to differ significantly from those contained in any forward-looking statement include, but are not limited to, changes in economic conditions generally and the real estate and debt markets specifically, legislative or regulatory changes (including changes to the federal income tax laws governing the taxation of real estate investment trusts, or REITs), availability of capital, interest rates, generally accepted accounting principles and policies and rules applicable to REITs as well as the risk factors discussed in Questions 36 and 37 below and other factors noted throughout this prospectus and the documents we incorporate by reference. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, projections or achievements and our actual results and performance could differ materially from those set forth in the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

iii

NORTHSTAR REALTY FINANCE CORP.

          We are an internally managed real estate finance company that originates, acquires and manages portfolios of commercial real estate, or CRE, debt, CRE securities and net lease properties. In addition, we engage in asset management and other activities related to real estate and real estate finance.

          Our primary business objectives are to make real-estate related investments in order to produce attractive risk-adjusted returns, generate stable cash flows for distribution to our stockholders and build long-term franchise value. We believe that the combination of our CRE credit underwriting and capital markets expertise provides us with a competitive advantage in the marketplace. Our businesses are complementary to each other due to their overlapping sources of investment opportunities, common reliance on CRE fundamentals and application of similar asset management skills to maximize value and to protect capital. We conduct our operations so as to qualify as a REIT for federal income tax purposes.

          Our principal executive office is located at 399 Park Avenue, 18th Floor, New York, New York 10022 and our phone number is (212) 547-2600.

INFORMATION ABOUT THE PLAN

1.	What is the Purpose of the Plan?

          The Plan is a convenient and economical stock purchase program available for existing stockholders to increase their holdings in our common stock. Participants in the Plan may have all or a portion of their cash dividends automatically reinvested in our common stock, subject to a minimum reinvestment percentage of 10%. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock.

2.	What options are available under the Plan?

          If you are a NorthStar stockholder and elect to participate in the Plan, you may have cash dividends on all or a portion of your shares (subject to a minimum reinvestment percentage of 10%) of our common stock, held by you, automatically reinvested in additional shares of our common stock.

3.	What are the benefits and disadvantages of the Plan?

          The primary benefits of participating in the Plan are as follows:

●	You may automatically reinvest cash dividends on all or a portion of your holdings of common stock in additional shares of common stock, subject to a minimum reinvestment percentage of 10%.

●	Shares of common stock purchased directly from us under the Plan will be issued without a sales commission.

●
Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

●
You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 23 below.

●
The Plan offers a “share safekeeping” service that allows you to deposit your Company stock certificates with the Plan Administrator at no cost and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

●
You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

          The primary disadvantages of participating in the Plan are as follows:

●
Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

●
If you reinvest dividends under the Plan, you will generally be treated for federal income tax purposes as having received dividend income on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with the corresponding cash to pay such tax when it becomes due. See Question 34 “What are the federal income tax consequences of participating in the Plan?” below.

●
We may, in our sole discretion, without prior notice, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases. You will pay your pro rata share of all brokerage commissions in connection with any reinvestment of dividends in which the Plan Administrator purchases shares of our common stock on the open market. You will also pay a minimal transaction fee. See Question 9 below.

●	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 14 and 17 below.

●	The purchase price for shares of common stock purchased under the Plan may exceed the price of acquiring shares of common stock on the open market at any given time on the actual purchase date.

4.	Who is eligible to participate in the Plan?

          The Plan is open to all U.S. residents that currently own shares of our common stock.

5.	Can non-U.S. citizens participate in the Plan?

          Yes. If you are not a U.S. citizen but currently own shares of our common stock, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

6.	Is participation in the Plan voluntary? How do I enroll in the Plan if I am already eligible to participate?

          Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan.

          After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling online through AST at www.AmStock.com or by completing and returning the enclosed enrollment form. All plan materials, including enrollment forms, as well as other plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 27 below.

          You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll online.

7.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

          If you are the beneficial owner of common stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the plan by either: (1) transferring those securities into your own name and depositing those shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock (see the answer to Question 23 below); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the plan on your behalf.

8.	What do participants in the Plan need to do as a result of the amendment to the Plan to remove the direct stock purchase component?

           Nothing. If you are already a participant in our 2007 Dividend Reinvestment and Stock Purchase Plan (which has been amended, effective as of January 1, 2012, to remove the direct purchase component), you will continue to be enrolled in the Plan according to the amended terms and conditions laid out in this prospectus, with no need to fill out a new enrollment form. Your existing reinvestment option (as described in Question 10 below) is deemed to have automatically been selected for the amended Plan. If your existing reinvestment percentage is less than 10%, you will be required to either increase your reinvestment percentage to 10% or more, or withdraw from the Plan. The Plan Administrator will send the documentation outlining your alternatives. You may change your reinvestment option or withdraw from the Plan just like any other participant. See Questions 10, 11 and 25 below for more details.

9.	Are there fees associated with participation in the Plan?

           Yes. The following fees apply to your enrollment and participation in the Plan:

	Fees
	If Purchases are Made Directly from Us	If Purchases (Sales) are Made in the Open Market

Service fee for dividend reinvestment	2% ($2.50 max)	2% ($2.50 max)
Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.10 per share
Service fee for sale of shares (partial or full) or termination	None	$15.00
Deposit or share certificate safekeeping service	$7.50	$7.50

10.	What are the reinvestment options?

           You may select from the following reinvestment options:

●
Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

●
Partial Dividend Reinvestment: You may elect to receive part of your dividends in cash by designating your election on your enrollment form, subject to a minimum reinvestment percentage of 10%. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock. Under the Energy Improvement and Extension Act of 2008, or the 2008 Act, and the relevant IRS regulations, you must reinvest at least 10% of your dividend disbursement.

●
No Dividend Reinvestment: You may elect to receive all of your dividends in cash by designating your election on your enrollment form. Dividends paid in cash will be sent to you by check in the manner in which such dividends are sent to stockholders of the Company.

          Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will generally be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with corresponding cash to pay such tax when it becomes due. See Question 34 “What are the federal income tax consequences of participating in the Plan?” below.

          AST will begin to reinvest your dividends automatically on the next dividend payment date after AST receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

11.	Does the Plan permit optional cash investment in addition to dividend reinvestment?

           Up until December 31, 2011, our 2007 Dividend Reinvestment and Stock Purchase Plan included a direct stock purchase component that permitted existing stockholders and new investors to purchase additional shares at any time through optional cash investments. Beginning on January 1, 2012, the Plan no longer permits any such optional cash investment. If you purchased any shares prior to January 1, 2012 through optional cash investments under our 2007 Dividend Reinvestment and Stock Purchase Plan, those shares will stay in your account until they are withdrawn pursuant to the terms and conditions of the Plan.

12.	What transactions can I conduct through AST’s online services?

   AST offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through AST’s online services, you may:

●	Enroll in the Plan;

●	Change your dividend reinvestment election;

●	Review your transaction history and position summary;

●	Request certificates;

●	Arrange for online sales of some or all of your shares;

●	Download enrollment and other forms;

●	Update personal information;

●	Receive transaction confirmations via email; and

●	Arrange to receive NorthStar annual reports and other materials over the Internet.

           You can access these services through the investor relations section of AST’s website, www.AmStock.com. Participation in the Plan through the Internet is entirely voluntary.

           If you are a registered holder, you will need your account number, social security number and password to access your account online. If your shares are held by your bank or broker and registered in “street name,” see Question 7 above for more information.

13.	What is the source of our common stock purchased through the Plan?

           Shares will be purchased by the Plan Administrator:

●	directly from us —in the form of newly issued shares;

●	from parties other than us, through open market transactions; or

●	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

           We may also, without prior notice to participants, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions. In connection with any purchase of shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions (which will be included in the processing fee referred to in Question 9 above) and therefore the cash dividends on your shares to be reinvested in our stock under the Plan will be reduced by the amount of such commissions you are responsible for.

           Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately negotiated transactions on such terms as AST may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by AST, no one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

           We presently expect that most shares will be purchased directly from us in the form of newly issued shares.

14.	When will shares be purchased under the Plan?

           The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below.

           If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding NYSE trading days necessary to complete the order). If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than thirty-five (35) days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. No interest will be paid on cash dividends received and held pending investment by the Plan Administrator. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

15.	At what price will shares be purchased?

           The price of shares for dividend reinvestment will be determined as follows:

●
If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases. See Question 9 above.

●
If the shares are purchased from us, the purchase price will be the average of the daily high and low sales prices for a share of our common stock reported by the NYSE on the applicable Purchase Date or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first NYSE trading day immediately preceding the Purchase Date for which trades are reported.

16.	Will fractional shares be purchased?

           If any dividend reinvestment is not sufficient to purchase a whole share of our common stock, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

17.	Will interest be paid on Plan accounts?

           No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

18.	Who will hold the additional shares purchased through the Plan?

           Shares purchased through the Plan are held in safekeeping in book-entry form on AST’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

19.	How may I receive a stock certificate?

           You may obtain a physical stock certificate (at no cost) for some or all of your whole shares at any time by requesting AST to withdraw shares from your Plan account. You may make such a request by going to www.AmStock.com, calling AST directly at (866) 668-8560 or by using the tear-off form attached to the account statement. Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account. No certificates will be issued for fractional shares of common stock. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the common stock, less any commissions and any other costs of sale. Please refer to Question 25 below for instructions on closing your Plan account.

20. How do I replace a lost, stolen or destroyed stock certificate?

          If your stock certificate is lost, stolen or destroyed, you should notify AST immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist AST in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). AST will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 2% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

21. May I add my physical shares of NorthStar common stock to my Plan account for safekeeping?

          At the time of enrollment in the Plan or at any later time, you may use the Plan’s share certificate safekeeping service to deposit with AST any share of our common stock in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to AST at the address provided in Question 27 below. You should not sign the certificate(s) or complete the assignment section. There is a $7.50 charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 2% of the market value, or by some other form of traceable and/or insurable delivery. Shares held through your Plan account will be protected against certificate loss, theft and damage.

22. How may I sell shares I hold through the Plan?

          You can sell some or all of the shares held in your Plan account by contacting AST online at www.AmStock.com or you may call AST directly at (866) 668-8560. You can also submit your request to AST by completing and submitting the tear-off portion of the account statement. AST will cause your shares to be sold on the open market within five business days of receipt of your request. AST may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by AST for all sales made on that day (and any succeeding days necessary to complete the sale order). Once sold, AST will send you the proceeds, less a service fee of $15.00 and applicable commission fees, which are currently $0.10 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

          AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

          You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by AST and the ultimate sale on the open market. Instructions sent to AST to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

23. Can I transfer shares that I hold in the Plan to someone else?

          Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call AST at (866) 668-8560 for complete transfer instructions or go to www.AmStock.com to download the appropriate materials. You will be asked to send AST written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

          You may transfer shares to new or existing NorthStar stockholders. You may not transfer fractional shares.

24. I’ve just moved. How can I request a change of address or update other personal data?

          It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call AST at (866) 668-8560 or write to them at the address provided in Question 27 below. You can also update your personal data through AST’s online services at www.AmStock.com.

25. How may I modify or close my Plan account?

●
Changing Reinvestment Options: You may change reinvestment options through the Internet at www.AmStock.com, by telephone or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, AST must receive any change before or on the record date for such dividend. Record dates are usually ten (10) days prior to dividend payment dates.

●	Closing your Plan account. You may close your Plan account by:

(a)
Requesting that AST issue a stock certificate for all of your whole shares and a check for the value of any fractional share. See Question 19 above for additional information on requesting a stock certificate; or

(b)
Requesting that AST sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee of $15.00 and applicable commissions. See Question 22 above for additional information on sales.

          In order to be effective for a particular dividend, AST must receive a request to close your Plan account at least five business days prior to the dividend payment date.

26. Are there any other limits on the purchase of shares of common stock under the Plan?

          For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

          Our charter contains restrictions on the number of shares of our stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of our stock. In addition, no person, including entities, may acquire or hold, directly or indirectly, our common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the aggregate of our outstanding shares of common stock.

          Our charter further prohibits: (i) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, direct or indirect ownership that would result in our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (ii) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of our stock that may violate any of these restrictions or who is the intended transferee of shares of our stock which are transferred to the trust, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.

          The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.

          Any attempted transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. If the automatic transfer to the trust would not be effective for any reason to prevent the violation of the above limitations, then the transfer of that number of shares of stock that otherwise would cause the violation will be null and void, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the purported transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to: (1) rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust; and (2) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our qualification as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred. Furthermore, our charter grants our board of directors the authority to take other actions, including the redemption of shares of stock, that it deems advisable to prevent a violation of the ownership restrictions described above.

          Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of: (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust; and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then: (1) the shares shall be deemed to have been sold on behalf of the trust; and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of: (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

          Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock is required within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

27. Who administers and interprets the Plan? How do I contact them?

          Administration of the Plan is conducted by the individual (who may be an employee of our Company), bank, trust company or other entity (including our company) appointed from time-to-time by us to act as administrator of the plan. AST is the current Plan Administrator. The Plan Administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

          You may contact AST by:

Internet

          You can obtain information and perform certain transactions on your plan account on the AST website at www.AmStock.com.

Telephone

          You can telephone AST toll-free within the United States and Canada by calling (866) 668-8560. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 8:00 P.M. Eastern time (except holidays).

Mail

          You may write to the Plan Administrator at the following address:

For inquiries, to:

NorthStar Realty Finance Dividend Reinvestment Plan
c/o American Stock Transfer & Trust Company LLC
Shareholder Relation Department
6201 15th Avenue
Brooklyn, New York 11219

For transaction processing, to:

NorthStar Realty Finance Dividend Reinvestment Plan
c/o American Stock Transfer & Trust Company LLC
Plan Administration Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

          You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to “NorthStar Realty Finance Corp.” on all correspondence.

28. What reports will I receive?

          Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify AST promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any IRS information returns, if required. Under the 2008 Act and the relevant IRS regulations, the Plan Administrator will now report the cost basis of the common stock purchased pursuant to the Plan to both the participants in the Plan and the IRS. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, reinvestment options and transaction history online at any time at www.AmStock.com. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

29. What if NorthStar issues a stock dividend or declares a stock split or rights offering?

          Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

30. How do I vote my Plan shares at stockholders’ meetings?

          In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholder who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

31. Can the Plan be changed?

          We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include our appointment of a successor Plan administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

          AST also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

32. What are the responsibilities of NorthStar and AST under the Plan?

          Neither we, our subsidiaries, our affiliates, nor AST will be liable for any act or omission to act, which was done in good faith, including any claim of liability: (i) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased; and (ii) with respect to the prices or times at which shares are purchased or sold for you. AST will have no liability for failed executions due to reasons beyond AST’s control.

          You should recognize that neither NorthStar nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

33. Will dividends continue to be paid while the Plan is in effect?

          In order to continue to qualify as a REIT, we must distribute to our stockholder at least 90% of our REIT taxable income (subject to certain adjustments) each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline and limits the capital available to us to internally fund growth. The requirements for qualification as a REIT are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of cash available for distributions to our stockholders. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our qualification as a REIT. While we expect to continue paying distributions to our stockholder, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

34. What are the federal income tax consequences of participating in the Plan?

          The following is a summary of the federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, is for general information only and does not constitute tax advice. Therefore, we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares.

          The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

          Although the federal income tax treatment of dividend reinvestment plans is not entirely clear, it is expected that stockholders participating in the Plan will be treated for federal income tax purposes as having received, on the Purchase Date, a distribution equal to the sum of: (i) the fair market value of any shares of common stock purchased under the Plan; and (ii) any cash distributions actually received by the stockholder with respect to any common stock not included in the Plan. The total amount of cash and other distributions will be reported to stockholders and to the IRS on the appropriate tax form shortly after the end of each year. The tax basis of shares of common stock acquired under the Plan will be equal to the fair market value of the shares on the Purchase Date plus any brokerage costs paid by the stockholder. A stockholder’s holding period for common stock acquired under the Plan generally will begin on the day after the date on which the common stock is credited to the stockholder’s account.

          Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits (as determined for federal income tax purposes) and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as either: (i) a “capital gain” dividend; or (ii) for taxable years beginning before December 31, 2012, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a stockholder’s adjusted tax basis in our common stock and, to the extent in excess of the stockholder’s basis, will be taxable as a gain realized from the sale of the stockholder’s common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will generally not be eligible for the corporate dividends-received deduction.

          You will not recognize gain or loss for federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

          We or the Plan Administrator may be required to deduct as “backup withholding” twenty-eight percent (28%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (i) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number, or TIN; (ii) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (iii) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (iv) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

          If you are a foreign stockholder, you need to provide the required federal income tax certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

          All costs of administering the Plan, except for costs related to your voluntary selling of common stock and those fees referred to in Question 9, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable dividend to you and/or a dividend which reduces the basis in your common stock. For this or other reasons, we may in the future take a different position with respect to the costs of administering the Plan.

          The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the plan or the disposal of shares acquired pursuant to the Plan.

35. Can I pledge my Plan shares?

          You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request stock certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

36. Am I protected against losses?

          Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

          Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

          Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

          In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

37. What other risks will I face through my participation in the Plan?

          The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

●
There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

●
The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date or sale date, as appropriate.

●
We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our stockholder at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholder.

●
We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay under the Plan. Although we presently expect that most shares will be purchased directly from us in the form of newly issued shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock directly from third parties through open market transactions. Such purchases will be subject to processing fees, currently $0.10 per share, which include any brokerage commission that the Plan Administrator is required to pay.

●
You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

●
The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

          Other important factors and risks are identified in Part I, Item 1A of our most recent Annual Report on Form 10-K and are updated, to the extent applicable, in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

USE OF PROCEEDS

          Proceeds from any newly issued shares of common stock purchased directly from us under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

          Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. The shares, including shares acquired pursuant to request forms, may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE.

          We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares.

          Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. In connection with any purchase of shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

LEGAL MATTERS

          Legal matters in connection with the offering by us of newly issued shares of our common stock to the Plan, including the validity of the offered shares, are being passed upon for us by Venable LLP, Baltimore, Maryland. Certain U.S. federal income taxation matters will be passed upon for us by Hunton & Williams LLP.

EXPERTS

          The consolidated financial statements and schedules of NorthStar Realty Finance Corp. as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference herein in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the securities being registered under this registration statement.

Amount to be Paid
Legal fees and expenses	$45,000
Accounting fees and expenses	5,000
Printing fees	5,000
Miscellaneous	5,000
Total	$60,000

Item 15. Indemnification of Directors and Officers

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. NorthStar’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          NorthStar’s charter authorizes NorthStar, to the maximum extent permitted by Maryland law, to obligate NorthStar to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s bylaws obligate NorthStar, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit NorthStar to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.

          Maryland law requires a Maryland corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

          NorthStar has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description

4.1
Articles of Amendment and Restatement of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-114675)).

4.2
Articles Supplementary Classifying NorthStar Realty Finance Corp.’s 8.75% Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on September 14, 2006).

4.3
Articles Supplementary Classifying NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on February 7, 2007).

4.4
Articles Supplementary classifying and designating additional shares of NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.6 to the NorthStar Realty Finance Corp. Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

4.5
Amended and Restated Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.6	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-114675)).

5.1	Validity Opinion of Venable LLP.

8.1	Tax Opinion of Hunton & Williams LLP.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1).

23.3	Consent of Grant Thornton LLP.

24.1	Powers of Attorney (included on Signature page).

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrants or used or referred to by either of the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 23, 2012.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Ronald J. Lieberman
	Name:	Ronald J. Lieberman
	Title:	General Counsel and Assistant Secretary

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Debra A. Hess and Ronald J. Lieberman, and each of them severally, her or his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David T. Hamamoto	Chief Executive Officer and Chairman	February 23, 2012
David T. Hamamoto	(Principal Executive Officer)

/s/ Debra A. Hess	Chief Financial Officer	February 23, 2012
Debra A. Hess	(Principal Financial and Accounting Officer)

/s/ Preston Butcher	Director	February 23, 2012
Preston Butcher

/s/ Stephen E. Cummings	Director	February 23, 2012
Stephen E. Cummings

/s/ Judith A. Hannaway	Director	February 23, 2012
Judith A. Hannaway

/s/ Oscar Junquera	Director	February 23, 2012
Oscar Junquera

/s/ Wesley D. Minami	Director	February 23, 2012
Wesley D. Minami

/s/ Louis J. Paglia	Director	February 23, 2012
Louis J. Paglia

/s/ Sridhar Sambamurthy	Director	February 23, 2012
Sridhar Sambamurthy